                                 SCHEDULE 14A
                                (Rule 14a-101)
                   INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION
         Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Prospectus Statement

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              ACUSON CORPORATION
                (Name of Registrant as Specified In Its Charter)

                              ACUSON CORPORATION
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
   6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:

      ----------------------------------------------------------------
  (2) Aggregate number of securities to which transaction applies:

      ----------------------------------------------------------------
  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

      ----------------------------------------------------------------
  (4) Proposed maximum aggregate value of transaction:

      ----------------------------------------------------------------

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount previously paid:

      ---------------------------------------------
  (2) Form, Schedule or Registration Statement No.:

      ---------------------------------------------
  (3) Filing Party:

      ---------------------------------------------
  (4) Date Filed:

      ---------------------------------------------
Notes:

                                      LOGO

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  May 17, 1994

TO THE STOCKHOLDERS:

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Acuson Corporation, a Delaware corporation (the "Company"), will be held on Tuesday, May 17, 1994 at 10:00 a.m., local time, at the Acuson Education Center, 1393 Shorebird Way, Mountain View, California, for the following purposes:

    1. To elect a Board of Directors to serve for the ensuing year and until their successors are elected.

    2. To ratify the appointment of Arthur Andersen & Co. as independent public accountants of the Company.

    3. To transact such other business as may properly come before the meeting or any adjournment thereof.

  The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

  Only stockholders of record at the close of business on March 18, 1994 are entitled to notice of and to vote at the meeting and at any continuation or adjournment thereof.

                                          BY ORDER OF THE BOARD OF
                                          DIRECTORS

                                          /s/ CHARLES H. DEARBORN
                                          Charles H. Dearborn
                                          Secretary

Mountain View, California
April 8, 1994

  ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE URGED TO VOTE, SIGN, AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PAID ENVELOPE ENCLOSED FOR THAT PURPOSE.

                               ACUSON CORPORATION
                              1220 CHARLESTON ROAD
                                 P.O. BOX 7393
                          MOUNTAIN VIEW, CA 94039-7393

                                PROXY STATEMENT

                               ----------------

                       FOR ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 17, 1994

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

  The enclosed proxy is solicited on behalf of the Board of Directors of Acuson Corporation, a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on Tuesday, May 17, 1994, at 10:00 a.m., local time (the "Annual Meeting"), or at any continuation or adjournment of that meeting, for the purposes set forth in the Notice of Annual Meeting of Stockholders dated the date hereof. The Annual Meeting will be held at the Acuson Education Center, 1393 Shorebird Way, Mountain View, California.

SOLICITATION

  The Company will bear the entire cost of solicitation, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional material furnished to stockholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names which are beneficially owned by others to forward to such beneficial owners. In addition, the Company may reimburse such persons for their cost of forwarding the solicitation material to such beneficial owners. Original solicitation of proxies by mail may be supplemented by one or more of telephone, telegram, facsimile, or personal solicitation by directors, officers, or employees of the Company. No additional compensation will be paid for any such services. Except as described above, the Company does not intend to solicit proxies other than by mail.

  The Company intends to mail this proxy statement and accompanying proxy on approximately April 8, 1994.

VOTING

  Only holders of Common Stock of record at the close of business on March 18, 1994, will be entitled to notice of and to vote at the Annual Meeting. As of March 18, 1994, the Company had outstanding 28,507,489 shares of Common Stock. Each share of Common Stock is entitled to one vote. The presence, in person or by proxy duly authorized, of the holders of a majority of the outstanding shares of Common Stock authorized to vote will constitute a quorum for the transaction of business at the Annual Meeting and any continuation or adjournment thereof. Broker non-votes held by persons abstaining will be counted in determining whether a quorum is present at the Annual Meeting. Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting. The other proposal submitted to the stockholders in the enclosed proxy must be approved by the vote of the holders of a majority of the shares of the Company represented in person or by proxy and entitled to vote at the Annual Meeting. In determining whether such proposal has been approved, abstentions are counted as votes against the proposal and broker non-votes are not counted as votes for or against the proposal or as votes represented in person or by proxy and entitled to vote at the Annual Meeting.

REVOCABILITY OF PROXIES

  Any person giving a proxy in the form accompanying this proxy statement has the power to revoke it at any time before its exercise. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 1220 Charleston Road, P.O. Box 7393, Mountain View, California, 94039-7393, an instrument of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the Annual Meeting and voting in person.

STOCKHOLDER PROPOSALS

  Proposals of stockholders that are intended to be presented at the Company's 1995 Annual Meeting of Stockholders (the "1995 Annual Meeting") must be received by the Company no later than December 8, 1994 in order to be included in the proxy statement and proxy relating to the 1995 Annual Meeting.

                                   PROPOSAL 1

                      NOMINATION AND ELECTION OF DIRECTORS

  One of the purposes of the Annual Meeting is the election of the Board of Directors of the Company to hold office until the 1995 Annual Meeting or until their successors are elected and have qualified. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below, unless one or more of such nominees should become unavailable for election by reason of death or other unexpected occurrence, in which event such shares shall be voted for the election of such substitute nominees as the Board of Directors may propose. Each person nominated has agreed to serve if elected, and the Company knows of no reason why any of the listed nominees would be unavailable to serve.

NOMINEES AND PRESENT DIRECTORS

  The By-Laws of the Company provide that the number of directors of the Company shall be fixed from time to time by the Board of Directors. At present, the authorized size of the Board of Directors is five. As of the date of the Annual Meeting, the authorized size of the Board of Directors will be four. The Board of Directors has nominated four persons for election to the Board of Directors.

  Set forth below is information regarding the nominees for election as directors, including information furnished by them as to their principal occupations for the last five years, certain other directorships held by them, and their ages as of March 10, 1994.

NAME                       AGE              POSITION              DIRECTOR SINCE
- ----                       ---              --------              --------------
Thomas J. Perkins.........  62 Chairman of the Board and Director January 1982
Samuel H. Maslak..........  45 President, Chief Executive Officer September 1981
                                and Director
Robert J. Gallagher.......  50 Executive Vice President                 --
                                Chief Operating Officer
Royce Diener..............  75 Director                           October 1985

  Thomas J. Perkins became a director of the Company in January 1982 and has been Chairman of the Board of Directors since February 1984. Mr. Perkins has been a general partner of the venture capital partnerships of Kleiner, Perkins, Caufield & Byers; Kleiner, Perkins, Caufield & Byers II; Kleiner, Perkins, Caufield & Byers III; and Kleiner, Perkins, Caufield & Byers IV located in San Francisco and Palo Alto, California, since 1978, 1980, 1982 and 1986, respectively. Mr. Perkins is Chairman of the Board of Directors of Tandem Computers Incorporated and Chairman of the Executive Committee and a director of Genentech, Inc.

  Samuel H. Maslak co-founded the Company in September 1981 and has been President, Chief Executive Officer and a director since that date.

  Robert J. Gallagher joined the Company in January 1983 as Vice President, Finance and Chief Financial Officer. He became Executive Vice President in March 1991 and Chief Operating Officer of the Company in January 1994.

  Royce Diener became a director of the Company in October 1985. From 1975 to 1979, Mr. Diener served as President and Chief Executive Officer of American Medical International, Inc., a hospital management company ("AMI"). From 1979 to 1985, he was Chairman of the Board and Chief Executive Officer of AMI, and he continued as Chairman of the Board until 1987 and as a director until November 1989. He is now Retired Chairman of the Board of AMI. He is a director of American Health Properties, Inc. and a member of the Board of Advisors for Advance Technology Venture Fund II, which is registered as an investment company under the Investment Company Act of 1940.

  Two current directors, William H. Abbott and Karl H. Johannsmeier, have informed the Company that they wish to retire from the Board effective as of the Annual Meeting and not stand for re-election as directors of the Company. Mr. Abbott will also be retiring as an officer of the Company, but has agreed to be a consultant to the Company for two years following his retirement. See "Certain Relationships and Other Transactions". Mr. Abbott joined the Company in 1981 and served as Executive Vice President from July 1983 until his election as Senior Executive Vice President in March 1991. Mr. Abbott became a director of the Company in October 1985. Mr. Johannsmeier became a director of the Company in January 1982. He founded Optimetrix Corporation, a semiconductor processing equipment company ("Optimetrix"), where he served as President and Chief Executive Officer from 1976 to 1981 and as Chairman of the Board of Directors from 1976 until 1984. Optimetrix was acquired by Eaton Corporation in 1982. Mr. Johannsmeier has been a private investor over the last twenty years.

BOARD OF DIRECTORS COMMITTEES AND MEETINGS.

  The Board of Directors has four standing committees: the Executive Committee, the Compensation Committee, the Audit Committee and the Non-Officer Stock Option Administration Committee. The Board does not have a nominating committee.

  The Executive Committee was established in July 1988. The Executive Committee may take all actions which may be taken by the Board, subject to the limitations imposed by Delaware law. The current members of the Executive Committee are Messrs. Perkins, Maslak and Abbott.

  The Compensation Committee was established in February 1993 to determine compensation to be paid to the Company's executive officers and to administer the Company's stock plans generally. The current members of the Compensation Committee are Messrs. Perkins, Diener and Johannsmeier.

  The Audit Committee was established in October 1986 to recommend engagement of the Company's independent public accountants, to approve services performed by such accountants and to review, in consultation with the independent public accountants, the Company's accounting system and system of internal controls. The current members of the Audit Committee are Messrs. Perkins, Diener and Johannsmeier.

  The Non-Officer Stock Option Administration Committee was established in July 1987 to administer the Company's option plan only for non-officer employees of the Company. Its member is Dr. Maslak.

  During the fiscal year ended December 31, 1993, the Board of Directors held five meetings, the Audit Committee and the Compensation Committee each held four meetings, and the Executive Committee held one meeting. The Non-Officer Stock Option Administration Committee acted solely by unanimous written consent in accordance with the Company's By-Laws and Delaware law. Each director attended at least 75% of the aggregate of all meetings of the Board of Directors and of the committees, if any, upon which such director served.

                                   PROPOSAL 2

                          RATIFICATION OF SELECTION OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

  The Board of Directors has selected Arthur Andersen & Co. as the Company's independent public accountants for the fiscal year ending December 31, 1994, and has further directed that management submit the selection of independent public accountants for ratification by the stockholders at the Annual Meeting. Arthur Andersen & Co. has audited the Company's financial statements annually since the Company's inception. Its representatives are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

  Stockholder ratification of the selection of Arthur Andersen & Co. as the Company's independent public accountants is not required by the Company's By-Laws or otherwise. The Board of Directors is submitting the selection of Arthur Andersen & Co. to the stockholders for ratification as a matter of good corporate practice. In the event the stockholders fail to ratify the selection, the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board of Directors in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board of Directors determines that such a change could be in the best interests of the Company and its stockholders.

              SHARE OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND
                           CERTAIN BENEFICIAL OWNERS

  The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of January 24, 1994, by (i) all those known by the Company to be beneficial owners of more than five percent (5%) of its Common Stock; (ii) all directors and nominees for director; (iii) the executive officers of the Company included in the Summary Compensation Table set forth under the caption "Compensation of Directors and Executive Officers" below; and (iv) all current executive officers and directors of the Company as a group. Messrs. Johannsmeier, Maslak, Abbott, Diener, Perkins, Gallagher, Freund and Dugan can be contacted at the offices of the Company. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock.

                                                                 BENEFICIAL
                                                                  OWNERSHIP
                                                              -----------------
      BENEFICIAL OWNER                                         SHARES   PERCENT
      ----------------                                        --------- -------
   Karl H. Johannsmeier(1)................................... 5,188,310  18.3
   Samuel H. Maslak(2)....................................... 1,940,899   6.8
   William H. Abbott(3)......................................   311,767   1.1
   Royce Diener(4)...........................................    26,887    *
   Thomas J. Perkins(5)......................................   389,467   1.4
   Robert J. Gallagher(6)....................................   332,548   1.2
   John G. Freund(7).........................................   137,327    *
   Daniel R. Dugan(8)........................................    21,317    *
   All Executive Officers and Directors as a group (15
    persons)(9)(10).......................................... 8,857,703  29.7

- --------
*   Less than 1%
 (1) Includes 9,887 unissued shares of Common Stock subject to options exercisable within 60 days of January 24, 1994, which are deemed to be outstanding for the purpose of computing the percentage of Common Stock owned pursuant to Rule 13d-3(d)(1) under the Exchange Act.
 (2) Includes 418,412 unissued shares of Common Stock subject to options exercisable within 60 days of January 24, 1994. Also includes 13,780 shares of Common Stock for which Dr. Maslak disclaims beneficial ownership.
 (3) Includes 203,434 unissued shares of Common Stock subject to options exercisable within 60 days of January 24, 1994.
 (4) Includes 9,887 unissued shares of Common Stock subject to options exercisable within 60 days of January 24, 1994. Also includes 2,000 shares of Common Stock for which Mr. Diener disclaims beneficial ownership.
 (5) Includes 87,274 unissued shares of Common Stock subject to options exercisable within 60 days of January 24, 1994.
 (6) Includes 186,873 unissued shares of Common Stock subject to options exercisable within 60 days of January 24, 1994. Also includes 12,000 shares for which Mr. Gallagher disclaims beneficial ownership.
 (7) Includes 136,398 unissued shares of Common Stock subject to options exercisable within 60 days of January 24, 1994.
 (8) Includes 16,106 unissued shares of Common Stock subject to options exercisable within 60 days of January 24, 1994.
 (9) Includes 30,680 shares as to which beneficial ownership is disclaimed by certain executive officers of the Company.
(10) Includes 1,547,121 unissued shares of Common Stock subject to options exercisable within 60 days of January 24, 1994.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

  The following table discloses compensation received by the Company's President and Chief Executive Officer and the four most highly paid executive officers for the three fiscal years ended December 31, 1993.

                           SUMMARY COMPENSATION TABLE

                                                    LONG TERM
                               ANNUAL              COMPENSATION
                            COMPENSATION              AWARDS
                          --------------------     ------------   ALL OTHER
      NAME AND             SALARY      BONUS                     COMPENSATION
 PRINCIPAL POSITION  YEAR   ($)         ($)        OPTIONS (#)      (1)($)
 ------------------  ---- --------    --------     ------------  ------------
Samuel H. Maslak     1993 $650,000     $48,100       316,775(2)       $500(9)
 President and       1992 $622,000          $0       175,000          $500(9)
 Chief Executive     1991 $576,000    $108,000             0
 Officer

William H. Abbott    1993 $373,000     $29,840       175,068(3)       $500(9)
 Sr. Executive Vice  1992 $357,000          $0        90,000          $500(9)
 President           1991 $330,000     $61,875             0

Robert J. Gallagher  1993 $293,000     $23,440       123,360(4)       $500(9)
 Executive Vice      1992 $280,000          $0        60,000          $500(9)
 President, Chief    1991 $256,000     $48,000        20,000
 Operating Officer

John G. Freund       1993 $287,000     $22,960       120,364(5)    $72,036(10)
 Executive Vice      1992 $275,000          $0        50,000       $71,929(11)
 President, General  1991 $250,000     $63,674(14)         0
 Manager AEGIS(TM)
 Division

Daniel R. Dugan      1993 $209,000     $49,720(8)    130,040(6)    $57,344(12)
 Sr. Vice President, 1992 $200,000     $50,000(15)    70,000       $57,642(13)
 Worldwide Sales,    1991 $118,462(7)  $45,538        50,000
 Service, Marketing

- --------
 (1) Pursuant to Release Nos. 33-6962 and 34-31327 issued by the Securities and Exchange Commission on October 21, 1992, "All Other Compensation" is reported only for 1992 and 1993.
 (2) Includes options for 216,775 shares granted in exchange for the cancellation of options for 325,000 shares during a Company-wide option repricing. See "Report on Repricing of Options."
 (3) Includes options for 135,068 shares granted in exchange for the cancellation of options for 202,500 shares during a Company-wide option repricing. See "Report on Repricing of Options."
 (4) Includes options for 53,360 shares granted in exchange for the cancellation of options for 80,000 shares during a Company-wide option repricing. See "Report on Repricing of Options."
 (5) Includes options for 60,364 shares granted in exchange for the cancellation of options for 90,500 shares during a Company-wide option repricing. See "Report on Repricing of Options."
 (6) Includes options for 80,040 shares granted in exchange for the cancellation of options for 120,000 shares during a Company-wide option repricing. See "Report on Repricing of Options."
 (7) Mr. Dugan joined the Company in April 1991.
 (8) Consisting of $16,720 as a year-end bonus pursuant to the Company's officer bonus plan and $33,000 as a bonus based upon the performance of the Company's domestic field organization.
 (9) Consisting of an employer contribution of $500 to each employee's 401(k) plan account.

(10) Consisting of an employer contribution of $500 to Dr. Freund's 1993 401(k) plan account and forgiveness of loans from the Company in the amount of $71,536. See "Certain Relationships and Other Transactions" for a description of such loans.
(11) Consisting of an employer contribution of $500 to Dr. Freund's 1992 401(k) plan account and forgiveness of loans from the Company in the amount of $71,429. See "Certain Relationships and Other Transactions" for a description of such loans.
(12) Consisting of an employer contribution of $500 to Mr. Dugan's 1993 401(k) plan account and forgiveness of loans from the Company in the amount of $56,844. See "Certain Relationships and Other Transactions" for a description of such loans.
(13) Consisting of an employer contribution of $500 to Mr. Dugan's 1992 401(k) plan account and forgiveness of loans from the Company in the amount of $57,142. See "Certain Relationships and Other Transactions" for a description of such loans.
(14) Consisting of $46,875 as a year-end bonus pursuant to the Company's officer bonus plan and $16,799 as an additional performance bonus.
(15) Consisting of a bonus based upon the performance of the Company's domestic field organization.

  During 1993, each non-employee director received an annual fee of $24,000 in connection with his service on the Board of Directors of the Company and was reimbursed for all travel expenses incurred in attending meetings of the Board. In addition, Mr. Perkins received an annual fee of $24,000 in connection with his service as Chairman of the Executive Committee. Pursuant to the 1991 Stock Incentive Plan of the Company, each non-employee director was granted an option to purchase 5,000 shares of the Company's Common Stock on April 29, 1993, the date of the 1993 Annual Meeting of the Company, and each non-employee member of the Executive Committee of the Board of Directors was granted an additional option to purchase 5,000 shares of Common Stock of the Company on the same date.

                     OPTIONS GRANTED TO EXECUTIVE OFFICERS

  The following two tables set forth certain information regarding stock options granted to, exercised by, and owned by the executive officers named in the foregoing Summary Compensation Table during 1993.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                     POTENTIAL
                                                                                    REALIZABLE
                                                                                 VALUE AT ASSUMED
                                                                                  RATES OF STOCK
                                                                                PRICE APPRECIATION
                                           % OF TOTAL                                   FOR
                                         OPTIONS GRANTED                          OPTION TERM (5)
                           OPTIONS       TO EMPLOYEES IN  EXERCISE   EXPIRATION -------------------
          NAME           GRANTED (#)       FISCAL YEAR   PRICE/SHARE    DATE       5%       10%
          ----           -----------     --------------- ----------- ---------- -------- ----------
Samuel H. Maslak........   100,050(1)(4)        2%         $10.75     06/04/03  $676,400 $1,714,130
                           116,725(2)(4)        3%         $10.75     06/04/03  $789,133 $1,999,818
                           100,000(3)           2%         $13.13     10/26/03  $825,739 $2,092,584

William H. Abbott.......    75,038(1)(4)        2%         $10.75     06/04/03  $507,303 $1,285,606
                            60,030(2)(4)        1%         $10.75     06/04/03  $405,840 $1,028,478
                            40,000(3)           1%         $13.13     10/26/03  $330,295 $  837,034

Robert J. Gallagher.....    53,360(2)(4)        1%         $10.75     06/04/03  $360,747 $  914,203
                            70,000(3)           2%         $13.13     10/26/03  $578,017 $1,464,809

John G. Freund..........    27,014(1)(4)        1%         $10.75     06/04/03  $182,631 $  462,824
                            33,350(2)(4)        1%         $10.75     06/04/03  $225,467 $  571,377
                            10,000(3)          --          $13.13     10/26/03  $ 82,574 $  209,258
                            50,000(6)           1%         $13.13     10/26/03  $412,869 $1,046,292

Daniel R. Dugan.........    80,040(2)(4)        2%         $10.75     06/04/03  $541,120 $1,371,304
                            50,000(3)           1%         $13.13     10/26/03  $412,869 $1,046,292

- --------
(1) Granted at fair market value on the date of grant with 365/1460 of the shares vested on the date of grant and 1/1460 of the shares vesting daily thereafter. Vesting may be accelerated and the options may be repriced at the discretion of the Board of Directors. In the event of a dissolution, merger or other reorganization of the Company in which more than 50% of the Company's stock is exchanged, any surviving corporation shall assume the options outstanding, substitute similar rights for outstanding options, or the options shall continue. If the surviving corporation refuses to assume or continue the options, vesting on such options shall be accelerated.
(2) Granted at fair market value on the date of grant with 1/1460 of the shares vesting daily from the date of grant. Vesting may be accelerated and the options may be repriced at the discretion of the Board of Directors. In the event of a dissolution, merger or other reorganization of the Company in which more than 50% of the Company's stock is exchanged, any surviving corporation shall assume the options outstanding, substitute similar rights for outstanding options, or the options shall continue. If the surviving corporation refuses to assume or continue the options, vesting on such options shall be accelerated.
(3) Granted at fair market value on the date of grant; vesting over five years with 10% of the shares vesting six months after the date of grant and the balance vesting daily over the remaining term. Vesting may be accelerated and the options may be repriced at the discretion of the Board of Directors. In the event of a dissolution, merger or other reorganization of the Company in which more than 50% of the Company's stock is exchanged, any surviving corporation shall assume the options outstanding, substitute similar rights for outstanding options, or the options shall continue. If the surviving corporation refuses to assume or continue the options, vesting on such options shall be accelerated.

(4) Granted as part of a Company-wide option repricing program in which, at the election of the optionee, the Company canceled certain existing options held by the optionee (the "Old Options") and in exchange granted new options (the "New Options") for 2/3 of the number of shares underlying the canceled Old Options. Vesting under the Old Options did not transfer to the New Options. Vesting under the New Options is described in footnotes 1 and 2.
(5) The dollar amounts under these columns are the result of calculations at the 5% and 10% annual rates of stock appreciation prescribed by the Securities and Exchange Commission and are not intended to forecast possible future appreciation, if any, of the Company's stock price. Assuming 5% and 10% compounded annual appreciation of the stock price over the term of the option, the price of a share of Common Stock underlying an option issued June 4, 1993 with an exercise price of $10.75 would be $17.51 and $27.88, respectively, on June 4, 2003, and the price of a share of Common Stock underlying an option issued October 26, 1993 with an exercise price of $13.13 would be $21.39 and $34.06, respectively, on October 26, 2003. The share price of Acuson stock on December 31, 1993 was $12.13.
(6) Granted at fair market value on the date of grant; vesting over five years with 10% of the shares vesting six months after the date of grant and the balance vesting daily over the remaining term, provided that vesting shall continue only so long as Dr. Freund remains Manager of the Company's AEGIS(TM) Division. Vesting may be accelerated and the options may be repriced at the discretion of the Board of Directors. In the case of a dissolution, merger or other reorganization of the Company in which more than 50% of the Company's stock is exchanged, any surviving corporation shall assume the options outstanding, substitute similar rights for outstanding options, or the options shall continue. If the surviving corporation refuses to assume or continue the options, vesting on such options shall be accelerated.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                             VALUE OF UNEXERCISED
                            NUMBER OF UNEXERCISED OPTIONS    IN-THE-MONEY OPTIONS
   NAME(1)                      AT FISCAL YEAR-END(#)        AT FISCAL YEAR-END(2)
   -------                  ----------------------------- ---------------------------
                             EXERCISABLE / UNEXERCISABLE  EXERCISABLE / UNEXERCISABLE
                            ----------------------------- ---------------------------
   Samuel H. Maslak........       403,252 / 273,523           $ 77,509 / $221,640
   William H. Abbott.......       195,670 / 136,898           $109,900 / $133,719
   Robert J. Gallagher.....       182,389 / 122,471           $ 85,033 / $ 63,054
   John G. Freund..........       132,928 / 104,936           $ 40,309 / $ 62,012
   Daniel R. Dugan.........        11,504 / 118,873           $ 15,876 / $ 94,580

- --------
(1) During 1993, none of the named executive officers exercised any stock options.
(2) Value per share is defined as the market price of Acuson stock at year end minus the per share exercise price of the option. The share price of Acuson stock on December 31, 1993 was $12.13.

                         REPORT ON REPRICING OF OPTIONS

  In May 1993, the Compensation Committee of the Company (the "Committee") approved resolutions authorizing the exchange and repricing ("repricing") of certain outstanding non-qualified stock options held by employees and directors of the Company whereby each employee or director could voluntarily surrender and cancel certain existing non-qualified stock options and receive new options exercisable for 2/3 of the number of shares underlying the previous options, on the terms described below. The Committee noted that the overall purpose of the Company's stock option plans had been to attract and retain the services of the Company's employees and to provide incentives to such persons to exert maximum efforts for the Company's success. The Committee concluded that the decline in the market value of the Company's Common Stock had frustrated these purposes and diminished the value of the Company's stock option program as an element of the Company's compensation arrangements. Further, the Committee expressed its view that a repricing program could also reduce the number of shares issuable upon exercise of outstanding options. Accordingly, the Committee adopted a repricing program with the following elements:

  All employees and directors of the Company holding certain non-qualified options (the "Old Options") to purchase shares of the Company's Common Stock at the time of the repricing would be eligible to participate in the repricing program. Each such participant who so chose could cancel any Old Options and in exchange would receive a grant of new options (the "New Options") for 2/3 of the number of shares underlying the canceled Old Options. Vesting under the Old Options did not transfer to the New Options. New Options replacing Old Options granted after June 30, 1990 would vest on a daily basis at the rate of 1/1460 per day. For New Options replacing Old Options granted on or before June 30, 1990, one-fourth of the shares underlying the New Options would vest immediately, and the remainder would vest at the rate of 1/1460 per day. The term of each New Option was ten years and the exercise price of the New Options was the fair market value on the date of grant.

  In connection with the repricing, the named executive officers exchanged an aggregate of 818,000 Old Options for an aggregate of 545,607 New Options. At the time of the repricing, the exercise prices of such Old Options ranged from $19.09 to $30.87 per share, and the weighted average exercise price of all such Old Options was $22.29 per share. The exercise prices of all such New Options is $10.75 per share. In addition, the Old Options exchanged by the named executive officers had remaining terms of between six and nine years at the time of the repricing. The New Options issued in exchange for such Old Options all have terms of ten years.

April 8, 1994                             The Compensation Committee
                                             Thomas J. Perkins
                                             Karl H. Johannsmeier
                                             Royce Diener

  The following table sets forth certain information concerning repricing during the last ten years of options to purchase the Company's Common Stock held by executive officers of the Company.

                           TEN-YEAR OPTION REPRICINGS

                                                                                       LENGTH OF
                                                           MARKET                       ORIGINAL
                                      NUMBER OF   NUMBER  PRICE OF  EXERCISE             OPTION
                                      ORIGINAL      OF    STOCK AT  PRICE AT              TERM
                                       OPTIONS   OPTIONS   TIME OF   TIME OF           REMAINING
                                     OUTSTANDING REPRICED REPRICING REPRICING   NEW    AT DATE OF
                                      PRIOR TO      OR       OR        OR     EXERCISE REPRICING
                            DATE OF   REPRICING  AMENDED  AMENDMENT AMENDMENT  PRICE       OR
          NAME             REPRICING     (1)       (#)       ($)       ($)      ($)    AMENDMENT
          ----             --------- ----------- -------- --------- --------- -------- ----------
SAMUEL H. MASLAK            6/4/93     150,000   100,050   $10.75    $23.67    $10.75  6.83 years
 President and              6/4/93     175,000   116,725   $10.75    $21.63    $10.75  8.73 years
 Chief Executive Officer
WILLIAM H. ABBOTT           6/4/93     112,500    75,038   $10.75    $19.09    $10.75  6.68 years
 Sr. Executive Vice         6/4/93      90,000    60,030   $10.75    $21.63    $10.75  8.73 years
 President
ROBERT J. GALLAGHER         6/4/93      20,000    13,340   $10.75    $30.87    $10.75  7.68 years
 Executive Vice             6/4/93      60,000    40,020   $10.75    $21.63    $10.75  8.73 years
 President
 Chief Operating Officer
JOHN G. FREUND              6/4/93      40,500    27,014   $10.75    $19.09    $10.75  6.68 years
 Executive Vice             6/4/93      50,000    33,350   $10.75    $21.63    $10.75  8.73 years
 President,
 General Manager
 AEGIS(TM)
 Division
BRADFORD C. ANKER           6/4/93     105,000    70,035   $10.75    $16.42    $10.75  5.39 years
 Vice President,            6/4/93      39,000    26,013   $10.75    $19.09    $10.75  6.68 years
 Manufacturing              6/4/93      20,000    13,340   $10.75    $30.87    $10.75  7.68 years
                            6/4/93      50,000    33,350   $10.75    $21.63    $10.75  8.73 years

DONALD J. BURCH             6/4/93      39,000    26,013   $10.75    $19.09    $10.75  6.68 years
 Vice President,            6/4/93      50,000    33,350   $10.75    $30.87    $10.75  7.68 years
 Engineering                6/4/93      50,000    33,350   $10.75    $21.63    $10.75  8.73 years

CHARLES H. DEARBORN         6/4/93       7,500     5,003   $10.75    $24.09    $10.75  6.44 years
 General Counsel and        6/4/93       7,500     5,003   $10.75    $24.88    $10.75  7.43 years
 Secretary                  6/4/93      15,000    10,005   $10.75    $30.87    $10.75  7.68 years
                            6/4/93      20,000    13,340   $10.75    $21.63    $10.75  8.73 years

DANIEL R. DUGAN             6/4/93      50,000    33,350   $10.75    $30.37    $10.75  7.91 years
 Senior Vice President,     6/4/93      70,000    46,690   $10.75    $21.63    $10.75  8.73 years
 Worldwide Sales,
 Service and Marketing
JUDITH A. HEYBOER           6/4/93      22,500    15,008   $10.75    $19.09    $10.75  6.68 years
 Senior Vice President,     6/4/93      50,000    33,350   $10.75    $21.63    $10.75  8.73 years
 Employee Relations
STEPHEN T. JOHNSON          6/4/93      40,000    26,680   $10.75    $21.63    $10.75  8.73 years
 Vice President
 Chief Financial Officer
 and
 Treasurer
L. THOMAS MORSE             6/4/93      37,500    25,013   $10.75    $18.59    $10.75  5.70 years
 Vice President,            6/4/93      40,500    27,014   $10.75    $19.09    $10.75  6.68 years
 Corporate Controller       6/4/93      30,000    20,010   $10.75    $21.63    $10.75  8.73 years

WILLIAM C. VARLEY           6/4/93      19,484    12,996   $10.75    $19.09    $10.75  6.68 years
 Vice President,            6/4/93      15,000    10,005   $10.75    $30.87    $10.75  7.68 years
 Cardiology Business        6/4/93      40,000    26,680   $10.75    $21.63    $10.75  8.73 years
  Operations
J. NELSON WRIGHT            6/4/93      42,000    28,014   $10.75    $19.09    $10.75  6.68 years
 Vice President,            6/4/93     125,000    83,375   $10.75    $21.63    $10.75  8.73 years
 Advanced Development

- --------
(1) In connection with the June 4, 1993 repricings, each participating employee or director cancelled certain existing non-qualified stock options and received new options exercisable for 2/3 of the number of shares underlying the previous options. This column sets forth the number of previous options outstanding prior to repricing which were cancelled.

          REPORT OF THE COMPENSATION COMMITTEE--EXECUTIVE COMPENSATION

  The Company believes that compensation of the Company's key executives should be sufficient to attract and retain highly qualified personnel in the competitive Silicon Valley area, and should also provide meaningful incentives for measurably superior performance. The Company seeks to reward achievement of long and short term performance goals measured by successful development of new products, sales volume, meeting or exceeding financial targets, and other factors. In addition, the Company's performance is considered on an absolute basis and in comparison to other ultrasound companies in determining executive remuneration.

  The Company's executive compensation generally consists of a base salary, a cash bonus and long term incentive compensation in the form of stock options. Annual compensation for the Company's executive officers, other than for the President, is recommended by the President, reviewed by the Chairman of the Board and approved by the Compensation Committee. The annual compensation for the President is recommended by the Chairman of the Board and approved by the Compensation Committee. In determining his recommendations for initial salaries of executive officers, the President does not employ a formulaic approach or assign a predetermined weight to any specific objective or subjective criteria. Rather, the President relies on a number of factors he subjectively deems important in making his recommendation, including his view of the Company's performance, the ultrasound market in general and the value of that executive's position at Acuson. The President also relies on publicly available executive compensation surveys chosen for their reputability and relevance to the Company in terms of geographical area and size of companies surveyed and on a study of executive compensation in publicly-held ultrasound companies and high technology companies in the San Francisco Bay Area. Neither the surveys nor the study specifically use data for the companies included in the groups listed in the performance graph in this proxy statement.

  The compensation for Dr. Maslak, the Company's President and Chief Executive Officer, is determined using a similar process and philosophy as all other executive officers. Generally, the Chairman of the Board considers the survey data described above in concert with his own subjective assessment of the Company's performance and Dr. Maslak's performance and contributions to the Company, recommending a salary, bonus and stock options for the Compensation Committee's approval. There is no formulaic tie between the Company's stated goals and performance and the President's compensation in the Chairman's recommendation; instead the Chairman's judgment and discretion is used in his recommendations to the Compensation Committee.

  The Compensation Committee met in February 1993 to determine executive officer salaries for 1993. The President reported that survey data received placed the Company's officers' salary compensation, including bonuses, between the 50th and 75th percentile of executive compensation for high technology companies of a similar size in the Northern California area. The President then noted that weak worldwide economic conditions, together with uncertainties about United States governmental health care reimbursement, would continue to impact sales in ultrasound markets. Further, the President reported that the Company would continue to make substantial investments in field operations and product development, which would have an immediate effect on profits for the year. Given these factors, the President recommended, and the Compensation Committee accepted, that salary raises for all executive officers, other than the President, be limited to 4.5%, the amount of the average merit budget for 1993 for the Company's employees as a whole. The Chairman of the Board then recommended that based on these same factors, the President's salary increase should be 4.5%, and the Compensation Committee accepted that recommendation. Individual performance of the officers, including the President, was not a factor in determining these raises.

  The amount of any bonus awarded under the Company's Officer Bonus Plan for all officers other than the President is based on the successful and timely achievement of Company goals, including financial performance and positioning for future results. The Compensation Committee met in February 1994 to determine officer bonuses for 1993. The President reported to the Compensation Committee that sales for the Company had declined for 1993 compared to 1992, due in large part to the economic recession and uncertainty about United States health reform. However, the Company had successfully controlled expenses, due to the June 1993 reduction in force and other factors; the Company had been significantly more profitable, even with reduction in force charges, than its competitors; the Company believes it maintained its overall market share in an increasingly competitive market; and product development milestones for the year had been met on a timely basis. Based on these factors, the President recommended that bonuses of 8% of salary (constituting approximately one-third of the target bonus under the Officer Bonus Plan) for all executive officers other than the President be granted, with the exception of one executive officer, who, because of exceptional performance, should be granted a larger bonus. The Chairman of the Board then recommended, based on these same factors as well as on Dr. Maslak's request that his bonus be less than that of the other officers, that the President be granted a bonus equal to 7.4% of his 1993 salary. The Compensation Committee accepted these recommendations.

  In addition to the Officer Bonus Plan, Mr. Dugan, the Company's Senior Vice President, Worldwide Sales, Service and Marketing, received a bonus based upon the performance of the Company's domestic field organization. Also, the Company has a merit bonus program that applies to employees (including officers) to recognize special accomplishments or significant efforts. The President has the discretion to grant a bonus to any officer consistent with the principles of this program. No bonuses were awarded to executive officers under this program in 1993.

  Stock options are awarded to provide incentives to the officers to improve long-term performance of the Company. With respect to the 1993 option grants to officers, the President made an initial recommendation of stock option grants for all executive officers other than the President and Senior Executive Vice President, based in part upon the survey and study data used in considering salaries. Other factors on which the President relied were his subjective view of individual performance, his evaluations of the relative importance of that individual in meeting the Company's objectives, and advice from the Company's Employee Relations department on compensation necessary to hire and retain senior executives in the Silicon Valley Area. The President also recommended an additional grant of options to Dr. Freund, the Company's Executive Vice President, in connection with Dr. Freund's agreement to accept responsibility for formation and management of an operating division to develop and market the Company's AEGIS(TM) product, a position that entailed increased accountability, risk and responsibility. The Compensation Committee accepted all of these recommendations. Based upon these same factors, the Chairman recommended a grant of options for the President and the Senior Executive Vice President, and the Compensation Committee also accepted that recommendation.

April 8, 1994                             The Compensation Committee
                                             Thomas J. Perkins
                                             Royce Diener
                                             Karl J. Johannsmeier

                               PERFORMANCE GRAPH

                       (PERFORMANCE GRAPH APPEARS HERE)

              COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN(1)
     AMONG S&P 500 INDEX, S&P MEDICAL PRODUCTS AND SUPPLIES INDEX(2), AND
                              ACUSON CORPORATION

                                          S&P MEDICAL
                                          PRODUCTS
Measurement Period           S&P          AND            ACUSON
(Fiscal Year Covered)        500 INDEX    SUPPLIES       CORPORATION
- -------------------          ---------    -----------    -----------
Measurement Pt-
1988                         $100         $100           $100
FYE 1989                     $132         $137           $122
FYE 1990                     $127         $161           $156
FYE 1991                     $166         $263           $184
FYE 1992                     $179         $225           $ 90
FYE 1993                     $197         $172           $ 70

Assumes $100 invested on December 31, 1988 in S&P 500 index, S&P Medical Products and Supplies Index and Acuson Corporation
Notes: (1) Total Return assumes reinvestment of dividends.
       (2) Medical Products & Supplies Index includes Bard (C.R.) Inc., Baxter International Inc, (Becton, Dickinson), Bausch & Lomb, Medtronic Inc, St. Jude Medical, Biomet, Inc, Allergan, Inc, U.S. Surgical

                             COMPENSATION COMMITTEE
                      INTERLOCKS AND INSIDER PARTICIPATION

  During 1993, the Compensation Committee consisted of Messrs. Perkins, Diener and Johannsmeier, none of whom has ever been an officer or employee of the Company.

                  CERTAIN RELATIONSHIPS AND OTHER TRANSACTIONS

  In connection with Dr. Freund's relocation to California, in April 1989 the Company loaned Dr. Freund a total of $600,000 under two separate loans to assist him in the purchase of a home in California. The two loans, one in the amount of $500,000 and the other in the amount of $100,000, are secured by Dr. Freund's residence.

  The $500,000 loan to Dr. Freund is interest-free and will be fully forgiven on a daily basis over a seven year period which commenced on June 1, 1990. The Company paid in 1990 Dr. Freund's federal and state income tax liability of approximately $266,000 incurred as a result of the proposed forgiveness of this loan. The loan will be automatically forgiven upon termination of Dr. Freund's employment by the Company without "cause" as defined in the promissory note, Dr. Freund's death, reduction of Dr. Freund's salary below $200,000, or a "change in control" of the Company, as defined in the note. If Dr. Freund voluntarily terminates his employment with the Company or if he is terminated by the Company for "cause," he must repay the outstanding balance of the loan plus any tax savings to him resulting from any repayment of the loan, no later than the second anniversary of the date of termination.

  The $100,000 loan to Dr. Freund is interest-free until May 1, 1994, at which time it bears interest at 11.25% per year. Interest on this loan is payable quarterly commencing on May 1, 1994 and the principal is payable in eight equal quarterly installments commencing on May 1, 1997 and ending on May 1, 1999. Upon termination of Dr. Freund's employment, the entire unpaid balance of the loan, together with accrued and unpaid interest, is due and payable no later than the second anniversary of the date of termination. The loan may be prepaid at any time without penalty.

  As of December 31, 1993, approximately $243,744 of the $500,000 loan was outstanding and the largest aggregate amount outstanding during the year was approximately $315,280. The full amount of the $100,000 loan was outstanding during the year and was outstanding on December 31, 1993.

  In connection with Mr. Dugan's relocation to the San Francisco Bay Area in August 1991, the Company loaned Mr. Dugan $400,000 to assist him in the purchase of a home in the San Francisco Bay Area. The loan is secured by Mr. Dugan's residence.

  The loan to Mr. Dugan is interest-free and will be fully forgiven on a daily basis over a seven year period which commenced on August 8, 1991. The Company paid in 1991 Mr. Dugan's federal and state income tax liability of approximately $213,000 incurred as a result of the proposed forgiveness of this loan. The loan will be automatically forgiven upon termination of Mr. Dugan's employment by the Company without "cause" as defined in the promissory note, Mr. Dugan's death, reduction of Mr. Dugan's salary below $200,000, or a "change in control" of the Company, as defined in the note. If Mr. Dugan voluntarily terminates his employment with the Company or if he is terminated by the Company for "cause," he must repay the outstanding balance of the loan plus any tax savings to him resulting from any repayment of the loan, no later than the second anniversary of the date of termination.

  As of December 31, 1993, approximately $262,000 of the loan was outstanding and the largest aggregate amount outstanding during the year was approximately $318,844.

  The Company has agreed in principle that upon Mr. Abbott's retirement as Senior Executive Vice President of the Company in June 1994, the Company will enter into a two-year agreement with Mr. Abbott pursuant to which Mr. Abbott will provide consulting services for an annual consulting fee of $234,000 in the first year and $156,000 in the second year. In addition, Mr. Abbott will be reimbursed for his reasonable out-of-pocket expenses in performing his consulting services and vesting of certain options held by Mr. Abbott will be accelerated.

                          ANNUAL REPORT AND FORM 10-K

  The Company's annual report for the year 1993 is being mailed with this proxy statement to stockholders entitled to notice of the meeting. A COPY OF THE COMPANY'S 1993 FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES, WILL BE PROVIDED UPON WRITTEN REQUEST AND WITHOUT CHARGE TO EACH SUCH STOCKHOLDER. Requests should be sent to Stockholder Relations, Acuson Corporation, P.O. Box 7393, Mountain View, California 94039-7393.

                                 OTHER BUSINESS

  The Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

                                        BY ORDER OF THE BOARD OF DIRECTORS

                                        /s/ CHARLES H. DEARBORN
                                        Charles H. Dearborn
                                        Secretary

PROXY

ACUSON CORPORATION

PROXY SOLICITED BY BOARD OF DIRECTORS

FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 17, 1994


     The undersigned hereby appoints Samuel H. Maslak and Robert J. Gallagher, and each of them, with full power of substitution, as proxies and attorneys-in-fact to vote the shares of Common Stock of Acuson Corporation (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held May 17, 1994 and at any adjournment(s) thereof, on the following matters as set forth in the Notice of said meeting and Proxy Statement related thereto, and, in their discretion, upon such other matters which may properly come before the meeting or any adjournment(s) thereof.



                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                                                                SEE REVERSE SIDE

- --------------------------------------------------------------------------------
(X) Please mark votes as in this example.

THIS PROXY WILL BE VOTED AS SPECIFIED, OR IF NO CHOICE IS SPECIFIED, FOR ITEMS 1 AND 2.

1. ELECTION OF DIRECTORS:

NOMINEES: Royce Diener, Robert J. Gallagher,
          Samuel H. Maslak, Thomas J. Perkins

FOR  ( )          WITHHELD ( )

( )
   -----------------------------------
   For all nominees except as noted above

2. PROPOSAL TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN & CO. AS INDEPENDENT
PUBLIC ACCOUNTANTS OF THE COMPANY.       FOR ( )     AGAINST ( )     ABSTAIN ( )

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT ( )


                                       Please sign exactly as your name or names appear hereon. If more than one name appears, all persons so designated should sign. When signing in a representative capacity, please give your full title.

                                       Signature:                 Date:
                                                  ---------------       --------
                                       Signature:                 Date:
                                                  ---------------       --------